EMPLOYMENT AGREEMENT

               This EMPLOYMENT AGREEMENT ("Agreement") dated as of the 1st day of June, 2007 ("Effective Date"), between Aaron L. Charlton ("Employee"), an individual residing at 25 A Street, Garnet Ghost Town, Drummond, Montana 59832, and Grant Hartford Corporation ("the Company"), a corporation organized and existing under the laws of the State of Montana, whose principal office is located at 619 S.W. Higgins Ave., Suite "O", Missoula, Montana 59803.

               WHEREAS, the Company desires to hire Employee to perform services as described in this Agreement, and Employee desires to perform such duties.

               NOW THEREFORE, it is mutually agreed by and among the parties as follows:

                SECTION 1.   EMPLOYMENT

                Upon the terms and subject to the conditions contained herein, during the Employment Term (as hereinafter defined), the Company hereby employs Employee to perform the duties specified in Appendix "A" attached hereto and incorporated herein by this reference. Employee shall be responsible for such duties as are commensurate with his position, whether or not specifically set forth in said Appendix "A", and as may be assigned to Employee from time to time by the President of the Company. Employee shall report directly to the President of the Company. Employee hereby accepts such employment and, during the Employment Term shall devote his full business time, skill, energy and attention to the business of the Company, and shall perform his duties in a diligent, trustworthy, loyal, businesslike and efficient manner, all for the purpose of advancing the business of the Company.

                SECTION 2.   COMPENSATION & EXPENSE REIMBURSEMENT

                2.1   COMPENSATION.   During the Employment Term the Company shall pay, and Employee be entitled to receive from the Company as compensation for the full-time employment referred to in Section 1 hereof, the consideration set forth in Appendix "A".

                2.2   EXPENSES.   The Company shall reimburse Employee for all ordinary and necessary expenses incurred and paid by him in the course of the performance of his duties pursuant to this Agreement and consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's requirements with respect to the manner of reporting such expenses.

                SECTION 3.   TERMS AND TERMINATION

                3.1   EMPLOYMENT TERM.   The Employment Term shall consist of a one-year period, commencing on the date of this Agreement and shall continue until properly terminated pursuant to the terms of this Agreement. Unless terminated by written notice at least thirty (30)

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years from each annual expiration date, this Agreement shall automatically renew for successive annual periods, under the terms set forth herein.

                3.2   PROBATIONARY PERIOD

                The first ninety (90) days of the Employment Term shall be considered Employee's probationary period. During the probationary period, the Company shall not provide any fringe benefits. If Employee's employment continues past the probationary period, the Company shall provide to Employee the same medical insurance coverage options and the same retirement or pension options that it offers its other non-probationary employees.

                3.3   TERMINATION.

                (a)     During the probationary period, the Company shall have the right to terminate Employee without prior notice in the Company's sole and unfettered discretion.

                (b)     After the probationary period, the Company shall have the right to terminate the Employment Term for Reasonable Cause (as hereinafter defined) or in the event Employee suffers an illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than ninety (90) consecutive days in any one year upon the Company's giving at least thirty (30) days' written notice of its intention so to terminate. If Employee shall resume his duties hereunder within thirty (30) days following the receipt of such notice and shall perform such duties for fifty-five (55) days of the next sixty (60) consecutive business days thereafter, the Employment Term shall continue in full force and such notice of intention to terminate shall have no further force or validity. The Employment Term forthwith shall terminate upon the death of Employee. Termination for Reasonable Cause can occur without prior notice to Employee, except where termination occurs pursuant to Section 6.2(b)(iv), where at least thirty (30) days notice of termination shall be required. Notwithstanding anything to the contrary set forth in this Agreement, Employee's obligations and covenants set forth in Sections 4 and 5 hereof shall survive the termination of this Agreement.

                SECTION 4.   BUSINESS PROPERTIES.

                4.1   BUSINESS PROPERTIES.     Other than as required to perform his duties in accordance with this Agreement and subject to the Confidentiality And Non-Competition Agreement between the parties, attached hereto as Appendix "B" and incorporated herein by this reference, and for purposes of furthering the business of the Company, Employee shall not use or cause to be used any inventions, designs, customer lists, trademarks, copyrights, trade secrets, know-how or any other confidential business information pertaining to the Company or any of the Company's products received by him as a result of his employment or relationship to the Company or any affiliate of the Company.

                4.2   REVEALING OF TRADE SECRETS, ETC.      Employee acknowledges the interest

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of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the production processes, inventions, trademarks, copyrights, know-how, formulae, trade secrets, customer lists, supplier lists or other the Company confidential business or product information obtained by him as a result of his employment or relationship with the Company or any affiliate of the Company, except when authorized in writing to do so by the Board of Directors of the Company; provided, however, that the parties acknowledge that it is not the intent of this Section 4.2 to include within its subject matter: (i) information not proprietary to the Company, or (ii) information which is in the public domain. This section shall not be construed to limit the protection of the Company's rights under the Confidentiality And Non-Competition Agreement between the parties (Appendix "B").

                4.3   NON-COMPETITION.     Employee shall have the obligations of non-competition set forth in the Confidentiality And Non-Competition Agreement attached hereto as Appendix "B".

                SECTION 5.   INVENTIONS

                5.1   ASSIGNMENT.

Without further consideration Employee shall fully and promptly report to the Company all ideas, concepts, improvements, new software products, new software designs, concepts or improvements, inventions, discoveries, formulae and designs conceived or produced by Employee at any time pertaining, directly or indirectly, to the business of the Company during the Employment Term, and shall assign and hereby does assign to the Company or its nominee Employee's entire right, title and interest in and to all such items described in this paragraph 5.1.

                5.2   COOPERATION.     Employee shall take all reasonable action required by the Company to protect or obtain title to any and all United States and/or foreign patents, trademarks and copyrights on any items described in paragraph 5.1 herein including execution and delivery of all applications, assignments and other documents deemed necessary or desirable by the Company, provided Employee is reimbursed for reasonable expenses incurred by Employee in connection with such execution and delivery.

                SECTION 6.   MISCELLANEOUS

                6.1nbsp;  REMEDIES.     The parties acknowledge that any breach, violation or evasion by Employee of the terms of this Agreement will result in immediate and irreparable injury and harm to the Company, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedies of injunction and specific performance, or either or such remedies, as well as to all other legal or equitable remedies to which the Company may be entitled, including, without limitation, termination of the Employment Term and this Agreement. Any breach, violation or evasion by the Company of the terms of this Agreement will result in immediate and irreparable injury and harm to Employee, and shall entitle him to all legal or equitable remedies to which Employee may be entitled.

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                6.2   CERTAIN DEFINITIONS.     For purposes of this Agreement, the following terms shall have the following meanings:

                (a)     "$" shall mean United States dollars;

                (b)     "Reasonable Cause" means: (i) the breach of any agreement, covenant, representation or warranty of Employee set forth herein, (ii) gross misconduct by Employee, based upon objective standards, which brings him or the Company into disrepute, (iii) demonstrable incompetence as determined in the sole discretion of the Company or (iv) economic conditions within the Company which, in the sole discretion of the Company, requires termination of Employee or modification of the terms of this Agreement. In the case arising from this Section 6.2(b)(iv), Employee and Company may mutually agree to a restructuring of this Agreement as an alternative to termination.

                6.3   NOTICES.     Any notice or other communications required or permitted to be given to the parties hereto shall be deemed to have been given at the earlier occurrence of actual receipt by the other party, or the passage of five (5) days from the date of posting in the United States Mails or a commonly accepted air courier (e.g., Federal Express, UPS, Airborne, etc.) to the address of the party as set forth above, or to such other address as the party directs by giving proper notice thereof.

                6.4   HEADINGS.     The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

                6.5   GRAMMATICAL CONSTRUCTION.     In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, the singular number includes the plural, and words importing persons shall include firms or corporations and vice versa.

                6.6   COSTS AND ATTORNEY'S FEES.     In the event that either party institutes legal action for the enforcement of any right, obligation, provision or covenant of this agreement, the prevailing party shall be entitled to a reasonable attorney's fee in addition to costs of suit.

                6.7   GOVERNING LAW, JURISDICTION AND VENUE.     This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the law of the State of Montana. Exclusive jurisdiction shall lie with court of competent jurisdiction in Missoula County, Montana, and venue shall be solely in Missoula County, Montana.

                6.8   SEVERABILITY.      In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other

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governmental jurisdiction or subdivision thereof. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

                6.9   WHOLE AGREEMENT.     This Agreement and the Confidentiality And Non-Competition Agreement (Appendix "B" hereto) embody all the representations, warranties, covenants and agreements of the parties in relation to the subject matter hereof, and no representations, warranties, covenants, understandings or agreements, or otherwise, in relation thereto exist between the parties except as herein expressly set forth herein and the Confidentiality And Non-Competition Agreement, or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement.

                6.10   NO RIGHTS IN THIRD PARTIES.     Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their respective successors and assigns or personal representatives, any rights or remedies under or by reason of this Agreement.

                6.11   ASSIGNMENT.     the Company may assign its rights and delegate its responsibilities under this Agreement to any affiliated company or to any corporation which acquires all or substantially all of the operating assets of the Company by merger, consolidation, dissolution, liquidation, combination, sale or transfer of assets or otherwise. Except as hereinbefore provided, neither of the parties hereto may assign any rights or obligations under this Agreement.

                6.12   AMENDMENTS.     This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

                6.13   COUNTERPARTS.     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

                IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed and delivered as of this day and year first above written.

GRANT HARTFORD CORPORATION:	EMPLOYEE

By: Eric Sauve, President	By: Aaron L. Charlton

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APPENDIX "A"

Description Of Duties Of Employee:

Employee's position shall be titled "Senior Consultant", and his duties shall consist of those responsibilities assigned to him from time to time by the President of Employer. Employee's position shall be considered a senior executive position.

Compensation Payable To Employee And Fringe Benefits

1.

The Company shall pay to Employee, and Employee shall receive from the Company a salary of $5,000.00 per month, payable in two installments, the first installment being due on the 15th day of each month (or if the 15th is a holiday on the last work weekday preceding the 15th day of the month) and the second installment being due on the last work weekday of each month. Employee's salary shall increase to $15,000.00 per month (payable in the same manner as the initial salary) upon the earlier occurrence of the successful completion of an Initial Public Offering of Employer's stock ("IPO") or June 1, 2008.

2.

In the event this Agreement automatically renews after June 1, 2009, Employee's salary shall automatically increase on the anniversary date of this Agreement by six percent (6%) over the previous year's salary.

3.

Employer shall provide to Employee at a mutually agreeable time a company vehicle for Employee's use which is appropriate to Employee's position and job responsibilities, and Employee understands and agrees that all personal use of said vehicle will be chargeable to him as additional compensation.

4.

Employer, when fiscally able, shall provide group health insurance coverage for Employee and his family at no cost to Employee. Such coverage shall be consistent with the group coverage made available to all of Employer's employees.

5.

Employer will provide key man life insurance in a mutually agreeable amount, which shall contain a prescribed death benefit to Employer and an additional $200,000.00 to Employee's surviving spouse or Estate.

6.	Employee, while employed, shall be entitled to participate pari passu in any stock option plans made available to the officers and/or directors of Employer

7.

In the event Employee is terminated at any time for any cause other than dishonesty to Employer, Employee shall be entitled to severance pay equal to three years' salary and shall be entitled to continue his family health insurance coverage at no cost to him.

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